Exhibit 4


                          AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT TO RIGHTS AGREEMENT ("Amendment"), dated as of June 11, 1999, between SUPERIOR SERVICES, INC., a Wisconsin corporation (the "Company"), and LaSALLE NATIONAL BANK ASSOCIATION, f/k/a LaSALLE NATIONAL BANK, as rights agent (the "Rights Agent"), to the Rights Agreement, dated as of February 21, 1997, between the Company and the Rights Agent (the "Rights Agreement").

         WHEREAS, the Board of Directors of the Company believes it to be in the best interest of the Company and its shareholders to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among the Company, Vivendi a Societe Anonyme organized under the laws of France (the "Purchaser"), and Onyx Solid Waste Acquisition Corp., an indirect wholly-owned subsidiary of Purchaser ("Merger Sub"), which Merger Agreement provides for, among other things, a tender offer (the "Offer") by Merger Sub, for all of the issued and outstanding shares of the Company's common stock, $.01 par value per share ("Common Stock") (including the associated Common Stock purchase rights (the "Rights") to purchase shares of Common Stock pursuant to the terms of the Rights Agreement) and a Stock Option Agreement, dated the date hereof, between the Company and Purchaser (the "Stock Option Agreement") which provides for the grant to Purchaser of an option to Purchase up to 19.9% of the Company's then outstanding Common Stock under certain conditions.

         WHEREAS, as a result of the foregoing, the Board of Directors of the Company desires that the transactions contemplated by the Merger Agreement and the Stock Option Agreement, as well as Purchaser, Merger Sub and any affiliates thereof be exempt from the provisions of the Rights Agreement;

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, pursuant to Section 29 of the Rights Agreement, the Company may supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 29 thereof; and

         WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

         1. Capitalized terms used herein and not otherwise defined are used as defined in the Rights Agreement.

         2. The Agreement is hereby amended to add a new Section 34 to the Agreement which shall read in its entirety as follows:

         Section 34. Excluded Transactions. Notwithstanding anything in this Agreement to the contrary, (a) neither Vivendi a Societe Anonyme organized under the laws of France (the "Purchaser"), Onyx Solid Waste Acquisition Corp., an indirect wholly-owned subsidiary of Purchaser ("Merger Sub") or any of their respective Affiliates or Associates shall become an Acquiring Person, either individually or collectively,
         (b) no Distribution Date or Shares Acquisition Date shall occur, (c) no Rights shall separate from the shares of Common Shares or otherwise become exercisable, (d) no holder of Rights or any other Person shall have any legal or equitable rights, remedy or claim under the Agreement and (e) no event described in any of clause (a), (b) or (c) of Section 14 shall be deemed to have occurred, in each case solely by virtue of
         (i) the announcement of the Offer (as defined in the Merger Agreement (as defined below)), (ii) the acquisition of Common Shares of the Company pursuant to the Offer, the Merger (as defined in the Merger Agreement), the Agreement and Plan of Merger, dated as of June 11, 1999, among Purchaser, the Company and Merger Sub (the "Merger Agreement"), the Stock Option Agreement, dated as of June 11, 1999, by and between Purchaser and the Company (the "Stock Option Agreement") or the Shareholder Tender Agreement, dated as of June 11 1999, among Purchaser, Merger Sub and Joseph P. Tate (the "Shareholder Tender Agreement") (y) the execution and delivery of any of the Merger Agreement, the Stock Option Agreement or the Shareholder Tender Agreement or (z) the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Shareholder Tender Agreement

         3. The term "Agreement," as used in the Rights Agreement, shall be deemed to refer to the Rights Agreement as amended hereby.

         4. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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

         6. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and amenities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                            SUPERIOR SERVICES, INC.


                            By:
                                     Peter J. Ruud
                                     Senior Vice President - Administration



                            LaSALLE BANK NATIONAL ASSOCIATION (f/k/a LaSALLE NATIONAL BANK)


                            By:
                                     Name:
                                     Title:



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